Exhibit 23.2

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated May 15, 2023 except for Note 3, as to which the date is June 2, 2023, relating to the consolidated financial statements of Impact Biomedical, Inc. as of and for the year ended December 31, 2022. We also consent to the reference of our firm under the heading “Experts” appearing therein.

GRASSI & CO., CPAs, P.C.

June 2, 2023